EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2006, relating to the consolidated financial statements of Zix Corporation appearing in the Annual Report on Form 10-K of Zix Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 16, 2007